                                                                     EXHIBIT 12

                            HEWLETT-PACKARD COMPANY
             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (1)

                       (in millions, except ratios)

                                                  YEAR ENDED OCTOBER 31,
                                               --------------------------------
                                               1997   1996   1995   1994  1993
                                               -----  -----  -----  ----- -----
Pre-tax income from continuing operations..... 4,455  3,694  3,632  2,423 1,783
Minority interest in the income of
 subsidiaries with fixed charges..............    39     38     29     17    11
Undistributed (earnings) or loss of equity
 investees....................................    (6)   (62)   (47)     4     6
Fixed charges:
  Interest expense and amortization of debt
   discount and premium on all indebtedness...   215    327    206    155   121
  Interest included in rent...................   139    126    111    104   102
                                               -----  -----  -----  ----- -----
    Total fixed charges.......................   354    453    317    259   223
Earnings before income taxes, minority
 interest, undistributed earnings or loss of
 equity investees and fixed charges........... 4,842  4,123  3,931  2,703 2,023
Ratio of earnings to fixed charges............  13.7    9.1   12.4   10.4   9.1
                                               =====  =====  =====  ===== =====

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(1) The ratio of earnings to fixed charges was computed by dividing earnings
    (income from continuing operations before income taxes, adjusted for fixed charges, minority interest in the income of subsidiaries with fixed charges and equity in earnings or loss of equity investees) by fixed charges for the periods indicated. Fixed charges include (i) interest expense and amortization of debt discount or premium on all indebtedness, and (ii) a reasonable approximation of the interest factor deemed to be included in rental expense.